                         [Maples and Calder letterhead]

Scottish Re Group Limited
PO Box HM 2939,
Crown House, Third Floor,
4 Par-la-Ville Road,
Hamilton HM08,
Bermuda

New York Stock Exchange, Inc.
20 Broad Street, 17th Floor,
New York, New York 10005,
USA

20 December 2005

Dear  Sir

SCOTTISH RE GROUP LIMITED (THE "COMPANY") - SUPPLEMENTAL LISTING APPLICATION

We have acted as counsel as to Cayman Islands law to the Company in connection with the proposed registration with the Securities and Exchange Commission (the
"SEC") under the Securities Act of 1933, as amended (the "ACT") and the related application for listing on the New York Stock Exchange, Inc. of up to
14,238,948 ordinary shares of the Company, par value US$0.01 (the "ORDINARY
SHARES") to be issued by the Company pursuant to the Company's Registration
Statement on Form S-3 (File No. 333-113030) (the "REGISTRATION STATEMENT"), the
Prospectus Supplement and the Transaction Documents (each as defined below).

1        DOCUMENTS REVIEWED

We have reviewed such documents as we deem necessary to give this opinion, including originals, copies, drafts or conformed copies of the following documents:

1.1      the Certificate of Incorporation on Change of Name of the Company dated
         29 August 2003 and the Memorandum of Association (the "MEMORANDUM") and
         Articles of Association of the Company (the "ARTICLES") as adopted on
         12 November 1998 as amended by special resolutions passed on 14
         December 2001, 2 May 2002 and 7 April, 2005;

1.2      the minutes of a meeting of the Board of Directors of the Company dated
         7 December, 2005 (the "RESOLUTIONS") and the minutes of a meeting of the Pricing Committee of the Board

         (appointed pursuant to the Resolutions) dated as of 15 December, 2005
         (the "MEETING") and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3      the Registration Statement;

1.4      the Prospectus Supplement dated 15 December, 2005 (the "PROSPECTUS
         SUPPLEMENT") relating to the offering by the Company of certain of the
         Ordinary Shares, and the Prospectus dated 2 March 2004 referred to therein;

1.5      the Underwriting Agreement dated 15 December, 2005 among the Company,
         Bear, Stearns & Co. Inc. ("BEAR STEARNS"), Lehman Brothers Inc. and the
         several underwriters named in Schedule I thereto (the "UNDERWRITING
         AGREEMENT");

1.6      the two Variable Equity Forward Issuance Transaction confirmations between, in each case, the Company and Bear, Stearns International
         Limited, dated 15 December, 2005 (together, the "BEAR FORWARD
         AGREEMENTS");

1.7      the two Variable Equity Forward Issuance Transaction confirmations between, in each case, the Company and Lehman Brothers OTC Derivatives
         Inc., dated 15 December, 2005 (together, the "LEHMAN FORWARD
         AGREEMENTS", and together with the Bear Forward Agreements, the
         "FORWARD AGREEMENTS");

1.8      the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border)
         expressed to be incorporated into the Forward Agreements by reference;

1.9      a Certificate of Good Standing issued by the Registrar of Companies
         (the "CERTIFICATE OF GOOD STANDING"); and

1.10     a certificate from a Director of the Company a copy of which is annexed hereto (the "DIRECTOR'S CERTIFICATE").

The documents referred to in paragraphs 1.5 to 1.7 herein are defined as the
"TRANSACTION DOCUMENTS".

2        ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1      the Registration Statement filed by the Company to effect the registration of the Ordinary Shares under the Securities Act of 1933, as amended, has been declared effective by the Securities and Exchange
         Commission;

2.2      copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.3      all signatures, initials and seals are genuine;

2.4      the power, authority and legal right of all parties under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the documents mentioned in the Registration Statement;

2.5      no exceptional circumstances exist which give rise to the lifting of the corporate veil;

2.6      no invitation to subscribe for the Ordinary Shares has been made to the public of the Cayman Islands;

2.7      that the aggregate offering value of the Ordinary Shares being issued and offered for sale by the Company pursuant to the Prospectus
         Supplement and the Transaction Documents shall not exceed US$300 million, excluding any customary over-allotment option; and

2.8      there is nothing under any law (other than the law of the Cayman
         Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of New York or the federal laws of the United States of
         America.

3        OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1      The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands.

3.2      The issue of the Ordinary Shares is duly authorized and, when the
         Ordinary Shares are issued and delivered in accordance with the
         Memorandum and Articles of the Company, and in accordance with the
         Underwriting Agreement and Forward Agreements (as the case may be)
         against payment of the consideration therefor as provided therein and having a value not less than their par value, the Ordinary Shares will be duly authorized and validly issued, fully paid and non-assessable.

3.3      Under the laws of the Cayman Islands, the liability of a holder of an
         Ordinary Share will be limited to the amount, if any, unpaid on any such Ordinary Share and a holder of an Ordinary

         Share will have no personal liability for the debts or obligations of the Company solely by reason of holding such Ordinary Share.

We express no view as to the commercial terms of the documents mentioned in the
Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to the representations which may be made by the Company.

This opinion is given as of 20 December, 2005 and may not be relied upon as of any later date. This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent. We hereby consent to the filing of our opinion as an exhibit to the Company's current Report on Form 8-K, which will be incorporated by reference into the
Registration Statement. In addition, we consent to the use of our name in the
Prospectus Supplement under the captions "Certain Tax Considerations - Taxation of Scottish Re and its Subsidiaries - Cayman Islands" and "Certain Tax
Considerations - Taxation of Shareholders - Cayman Islands Taxation".

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER